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                                                                    Exhibit 99.1




[GRAPHIC OMITTED]                    General Office o Distribution Center
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                              500 University Court o Blackwood, New Jersey 08012
                                    Phone: (856) 228-6700 FAX: (856) 228-0080







FOR:                                                          FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 228-6700                                  (610) 642-8253

FOR IMMEDIATE RELEASE


A.C. MOORE'S SECOND QUARTER SALES INCREASE 8%

                  COMPANY REITERATES FULL YEAR PROFIT FORECAST


Blackwood, New Jersey, July 8, 2004 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) reported today sales of $101.2 million for the second quarter ended June 30, 2004, an increase of 8.0% over sales of $93.7 million during the second quarter of 2003. Same store sales decreased by 1%.

For the six months ended June 30, 2004, sales were $212.7 million, an increase of 14.6% over sales of $185.6 million in the first six months of 2003. Comparable store sales grew by 4% for the period.

Based on the reported sales, the company is estimating its second quarter earnings to be in the range of $0.00 to $0.02 per share. This is calculated after including $0.03 per share reflecting the impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor". Without the change, earnings would be projected as $0.03 to $0.05 per share.

Jack Parker, Chief Executive Officer, stated, "The second quarter was one of significant accomplishments with major changes in our plan-o-grams and implementation of new merchandising initiatives. These changes are showing positive results, which make us even more confident in our sales, operational, and marketing plans for the remainder of the year. We are maintaining our earnings guidance for the year at $0.94 to $0.97 per share. Second quarter sales did not have the benefit of the merchandising changes since they were not completed until the latter part of the quarter. Also, sales were affected by the weather which was not as favorable as last year's wet and cool spring, particularly on the weekends." Mr. Parker also commented, "we are pleased with the progress made in completing our new 760,000 square foot distribution center and corporate office complex. This facility is on schedule to be fully operational by the end of August."

Second quarter earnings and an update for our full year outlook will be released on July 21, 2004 and the company will host a conference call at 5:00 PM Eastern




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Daylight Time that evening to discuss the financial results in detail. To participate, please call 1-973-317-5319. If you are unable to access the live call, please dial 1-973-709-2089 and enter pin number 365059 to access the taped digital replay. The replay will be available at approximately 7:00 PM. on July 21st and will remain available until Wednesday, July 28th at 11:59 PM.


A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until July 21, 2005.


The Company also announces that on Wednesday, July 14th, they will be presenting at the CIBC World Markets Fourth Annual Consumer Growth Conference in Boston. A webcast of their presentation, including slides, will be broadcast from the Investor Relations page of the Company's website www.acmoore.com beginning at approximately 8:50 AM EDT. To listen to the live presentation, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the presentation and will be archived for thirty days.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 84 stores in the eastern United States.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF issue 02-16 customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.








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